Exhibit 99.1

Eton Pharmaceuticals Announces Closing of Public Offering

DEER PARK, IL., October 16, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative treatments for rare pediatric diseases, today announced the closing of its previously announced offering of 3,220,000 shares of common stock at a public offering price of $7.00 per share. The total offering included 420,000 shares sold as a result of the underwriter’s exercise of its overallotment option in full.

Gross proceeds to Eton Pharmaceuticals from this offering are approximately $22.5 million before deducting underwriting discounts, commissions and other offering expenses. Eton Pharmaceuticals intends to use the net proceeds from the offering primarily for general corporate purposes, which may include research and development activities, capital expenditures, selling, general and administrative costs, and to meet working capital needs.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), acted as the sole book-running manager of the offering. The Liquid Venture Partners group at National Securities was responsible for sourcing and executing the offering.

The shares described above were offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission, or SEC. The final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from National Securities Corporation, Attn: Charles Wanyama, ECM -Syndicate, 200 Vesey Street, 25th Floor New York, NY 10281, email: cwanyama@yournational.com, telephone: (212)-417-3634. Electronic copies of the final prospectus supplement and accompanying base prospectus are also available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing innovative treatments for rare pediatric diseases. The company currently owns or receives royalties from three FDA-approved approved products, including ALKINDI® SPRINKLE, Biorphen®, and Alaway Preservative Free®, and has six additional products in its late-stage pipeline, including five that have been submitted to the FDA.

Safe Harbor

This press release contains forward-looking statements regarding the intended use of proceeds from the offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the final prospectus supplement and accompanying base prospectus filed with the SEC on October 15, 2020. Eton Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740